CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions  “Financial Highlights” in the Prospectuses and  “Financial Statements” and “Other Service Providers” in the Statements of Additional Information in this Post-Effective Amendment to the Registration Statement of Brandes Investment Trust, and to the incorporation by reference of our report dated December 2, 2008, relating to the financial statements and financial highlights for the Brandes Institutional Core Plus Fixed Income Fund, Brandes Institutional Enhanced Income Fund, Brandes Institutional International Equity Fund, Brandes Institutional Global Equity Fund, each a series of Brandes Investment Trust included in the September 30, 2008 Annual Reports to Shareholders of Brandes Investment Trust.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
January 27, 2009